UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005

GOLDEN GRAIN ENERGY, LLC

(Exact name of small business issuer as specified in its charter)

Iowa	000-51177	02-0575361
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1822 43rd Street S.W.
Mason City IA 50401

(Address of principal executive offices)

(641) 423-8525

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03  Material Modifications to Rights of Security Holders.

On November 15, 2005 at a duly called special meeting of our members, the members voted to amend the Company’s amended and restated operating agreement dated September 17, 2003 in the following respects:

Amendment #1 to Operating Agreement Regarding Member Voting

This amendment allows action to be taken by members holding a majority of the membership units present at a meeting at which a quorum is present (whether in person, by proxy, or by mail ballot).  Further, this same voting requirement will apply to any other action brought before the members for a vote, except those actions described in the operating agreement as specifically requiring either the consent of members holding a majority of the outstanding membership units, or the unanimous consent of the members.

Amendment #2 to Operating Agreement Regarding Issuance of Units

This amendment allows action to be taken regarding the issuance of additional membership units by members holding a majority of the membership units present at a meeting at which a quorum is present (whether in person, by proxy, or by mail ballot).

Amendment #3 to Operating Agreement Regarding the Appointment of Directors

This amendment limits the right to appoint a director to our board to those members currently holding 1,000,000 or more Class A membership units and any unit holder who purchases or succeeds to a block of at least 1,000,000 membership units held by a Class A unit holder currently having the right to appoint a director to our board.  In addition, where a unit holder owns 2,000,000 or more membership units and transfers them to two or more different persons or entities, the matter of the right of appointment will be negotiated by the transferor and the transferees, provided that in all cases, the right to appoint a director must be held by a unit holder who obtains at least 1,000,000 membership units from the transferring Class A unit holder.  By limiting the special right of appointment as described above, the size of the board will remain fixed at its current size (13 directors).

This amendment will vest our board of directors with the authority to appoint successor directors to fill any vacancies resulting from the appointed director’s departure from the board under circumstances in which another party is not entitled to appoint a director.  Any individual appointed by our board to fill a vacancy would serve indefinitely at the pleasure of our board rather than becoming an elected director position.

Amendment #4 to Operating Agreement Regarding the Election of Directors

This amendment provides that nominees for open director positions shall be elected by the members through the use of straight (plurality) voting.  Straight (plurality) voting is the system in which the nominees receiving the greatest number of votes relative to the votes cast for their competitors shall be the elected directors regardless of whether an individual nominee receives votes from a majority of the quorum.

Amendment #5 to Operating Agreement Regarding Member Nominees for Director Positions

This amendment requires any member who wishes to submit director nominations to do so at least 120 calendar days before the date of the release of the Company’s proxy statement in connection with the previous year’s annual meeting.  If a member nominates a candidate for election to the board in compliance with the provisions of the operating agreement but fails to submit the nomination by the deadline set forth in this amendment, our board will have the discretion to determine whether it has sufficient time to include the nomination in the Company’s proxy statement.  If the board decides that it does not have sufficient time to amend its proxy statement to include the nomination, it shall notify the member of such fact and the member may choose to proceed with preparation and delivery of its own proxy statement to members in which the member’s nomination for election to the board of directors is identified and described.

Amendment #6 to Operating Agreement Regarding Recognition of Transfers

This amendment provides that any allocations of profit or loss or distributions attributable to transferred units shall be made as though the transfer took place on the first day of the month following the transfer so that our tax preparer can calculate allocations on a monthly rather than daily basis.

Amendment #7 to Operating Agreement Regarding Electronic Delivery of Communications to Members

This amendment allows for any notice, demand or communication to be sent via e-mail or other electronic transmission when a member has provided prior consent to receipt of notices via electronic transmission and such transmission is electronically confirmed as having been successfully transmitted.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Chief Financial Officer

Effective November 16, 2005, Sandra M. Batt resigned as the Chief Financial Officer of Golden Grain Energy, LLC.

Appointment of Interim Chief Financial Officer

On November 21, 2005, our board of directors appointed Christine A. Marchand to serve as interim Chief Financial Officer of Golden Grain Energy, LLC until such time as a permanent Chief Financial Officer is appointed.   From October 2001 until November 2005, Ms. Marchand was employed as controller at Kiefer Built, LLC.  From April 2001 until September 2001, Ms. Marchand was employed as a staff accountant at Kiefer Built, LLC.  Prior to her employment at Kiefer Built, LLC, Ms. Marchand was employed as an accountant at Burton E. Tracy & Co., P.C.  Ms. Marchand is a certified public accountant.

Item 8.01  Other Events

Ratification of Plant Expansion Plans

On November 15, 2005, the Company’s members ratified the decision of the board of directors to double the production capacity of our existing ethanol plant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GRAIN ENERGY, LLC

November 21, 2005	/s/ Walter Wendland
Date	Walter Wendland, Chief Executive Officer